Emmet, Marvin & Martin, llp Counsellors at Law 120 Broadway New York, New York 10271 Tel: 212-238-3000 Fax: 212-238-3100 www.emmetmarvin.com

October 14, 2026

The Bank of New York Mellon

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	Unsponsored American Depositary Shares for Class B Subordinate Voting Shares of Bombardier Inc.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs"), representing Class B Subordinate Voting Shares of Bombardier Inc., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the Statement of Terms and Conditions of the ADSs included as an exhibit to the Registration Statement will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Statement of Terms and Conditions.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP